Exhibit 99.1

SNAP INTERACTIVE APPOINTS JUDY KRANDEL AS CHIEF FINANCIAL OFFICER

NEW YORK, NY, November 15, 2016 — Snap Interactive, Inc. (“SNAP,” the “Company,” “we,” “our” or “us”) (OTCQB: STVI), a leading provider of video chat and online dating services, today announced that Judy F. Krandel has been appointed as the Company’s Chief Financial Officer, effective yesterday. Ms. Krandel had been a member of the Company’s board of directors until October 7, 2016.

Ms. Krandel replaces Alex Harrington, who had been serving as interim Chief Financial Officer and fulfilling the duties of principal financial officer and principal accounting officer since March 15, 2014. Mr. Harrington will continue to serve as the Chief Executive Officer of the Company.

Prior to joining Snap, Ms. Krandel, served as a portfolio manager at the Juniper Investment Company, a small-cap hedge fund. She brings to SNAP more than 20 years of capital markets experience, principally as an equity analyst and portfolio manager focusing on small-cap stocks, with a strong concentration in consumer and technology. Throughout her career, she has worked closely with corporate management teams to help them develop strategic business plans, explore M&A and joint venture opportunities, raise capital and enhance their investor relations efforts.

“Over the course of her career, Judy has established a stellar reputation as a top small-cap investor. In that capacity, she's also served as a trusted advisor to many corporate management teams, helping them unlock shareholder value. As we integrate our company after our recent merger, we are pleased to add professionals of the highest caliber to our management team, who will help us build a leading social networking and dating company,” said Alex Harrington, CEO of SNAP. “Judy's background as an investor and equity research analyst will be a great asset in helping the Company manage its strategic planning, capital markets approach and investor relations effort. She has also cultivated deep relationships with participants in the small and micro-cap ecosystem that we expect will help the Company achieve its strategic objectives, which include listing our common stock on a national securities exchange. We welcome Judy to our team and look forward to her contributions.”

“I am excited to join SNAP’s executive team and help build it into a leader in the social networking and dating industry,” said Ms. Krandel. “SNAP has the elements in place to be successful: It operates in a very dynamic industry, with leading-edge technology and a management team with the vision and experience to capitalize on the opportunity. I am looking forward to helping guide SNAP on a path to continued success."

Ms. Krandel joined Juniper in 2011 as Portfolio Manager for the Juniper Public Fund, a concentrated, value-oriented fund that focuses on small-cap equities. Before that, Ms. Krandel was a Portfolio Manager at Alpine Woods where she managed portions of two long/short equity hedge funds. Prior to that, she was a Portfolio Manager from 2001 to 2009 at First New York Securities, LLC, where her experience included founding and co-managing a domestic long/short small-cap hedge fund. Ms. Krandel has been engaged in public equity research and investing since 1992, starting with Fred Alger Management, followed by positions at Delaware Management and Kern Capital Management. Ms. Krandel received her B.S. from the Wharton School of Business at the University of Pennsylvania and her M.B.A. from the University of Chicago.

IR Contact:

IR@snap-interactive.com

About Snap Interactive, Inc.

Snap Interactive, Inc. is a leading provider of real-time, rich media, interactive social networking and dating applications with more than 250 million users around the world. The SNAP product portfolio includes Paltalk and Camfrog, which together host one of the world's largest collections of video-based communities, and FirstMet, a prominent interactive dating brand serving users 35 and older. The Company has a long history of technology innovation and holds 25 patents related to video conferencing and online gaming.

For more information, please visit http://www.snap-interactive.com.

The contents of our website is not part of this press release, and you should not consider the contents of this website in making an investment decision with respect to our common stock.

Facebook is a registered trademark of Facebook Inc. Apple, iTunes and iPhone are registered trademarks of Apple Inc. and App Store is a registered service mark of Apple Inc. Android and Google Play are registered trademarks of Google Inc. Paltalk, Camfrog, FirstMet and The Grade are trademarks of Snap Interactive, Inc.

Forward-Looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with general economic, industry and market sector conditions; the ability to effectively integrate the operations of the Company and Paltalk; the Company's ability to institute corporate governance standards or achieve compliance with national securities exchange listing requirements; the Company's future growth and the ability to obtain additional financing to implement the Company's growth strategy; the ability to increase or recognize revenue, decrease expenses and increase the number of active subscribers, new subscription transactions or monthly active users; the ability to enter into new advertising agreements; the ability to diversify new user acquisition channels or improve the conversion of users to paid subscribers; the ability to anticipate and respond to changing user and industry trends and preferences; the intense competition in the online dating marketplace; the ability to release new applications or derive revenue from new applications; and circumstances that could disrupt the functioning of the Company's applications. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov.

All forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement was made, except to the extent required by applicable securities laws.